Exhibit 3.1

Articles of Incorporation

of

SANTO PITA CORPORATION
(Pursuant to NRS 78)

Know all men by these present that the undersigned have this day voluntarily associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under and pursuant to the provisions of Nevada Revised Statutes 78.010 to 78.090 inclusive as amended and do state and certify that the articles of incorporation are as follows:

FIRST: NAME

The name of the corporation is SANTO PITA CORPORATION (the "Corporation").

SECOND: REGISTERED OFFICE AND AGENT

The address of the principal office of the Corporation in the State of Nevada is 112 NORTH CURRY STREET, CARSON CITY, NEVADA 89703-4934, County of Clark. The name and address of the Corporation's Registered Agent in the State of Nevada is STATE AGENT AND TRANSFER SYNDICATE, INC., at said address, until such time as another agent is duly authorized and appointed by the Corporation.

THIRD: PURPOSE AND BUSINESS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Nevada Revised Statutes of the State of Nevada.

FOURTH: CAPITAL STOCK

  Authorized Shares: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty-Six Million (66,000,000), of which Sixty-Five Million (65,000,000) shall be Common Stock with a par value of $0.001 per share (the "Common Stock") and One Million (1,000,000) shall be Preferred Stock with a par value of $0.01 per share (the "Preferred Stock"). Such shares are non-assessable.

  Except as otherwise provided in accordance with these Articles of Incorporation, the Common Stock shall have unlimited voting rights, with each share being entitled to one vote and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis.

  Issuance of Preferred Stock: The Board of Directors is hereby authorized from time to time, without stockholder action, to provide for the issuance of Preferred Stock in one or more series not exceeding in the aggregate the number of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

  Preemptive Rights: Stockholders of the Corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the Corporation.

  Cumulative Voting: Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

FIFTH: ADOPTION OF BYLAWS

In the furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend and rescind, in any respect, the Bylaws of the Corporation (the "Bylaws") by a resolution adopted by a majority of the directors.

SIXTH: STOCKHOLDER AMENDMENT OF BYLAWS

Notwithstanding Article Fifth hereof, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of a majority of the Corporation's outstanding shares entitled to vote, or if separate voting by voting groups is required then by not less than a majority of all the votes entitled to be cast by that voting group, voting by written ballot in person or by proxy, held at any annual or special meeting of stockholders upon lawful notice.

SEVENTH: ELECTION REGARDING NRS 78.378-78.3793 AND 78.411-78.444

This Corporation shall not be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation.

EIGHTH: NAME AND ADDRESS OF FIRST DIRECTOR AND INCORPORATOR

The name and address of the incorporator of the Corporation and the first director of the Board of Directors of the Corporation, which shall be one (1) in number, is as follows:

Rosa Habeilia Feliz Ruiz
112 North Curry Street
Carson, City, Nevada 89703-4934

I, Rosa Habeilia Feliz Ruiz, being the first director and Incorporator herein before named, for the purpose of forming a corporation pursuant to the Nevada Revised Statutes of the State of Nevada, do make these Articles, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this 8th day of July 2009.

ROSA HABEILIA FELIZ RUIZ
 Rosa Habeilia Feliz Ruiz, Incorporator